UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MONOLITHIC POWER SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials may be used by officers, directors and employees of Monolithic Power Systems, Inc., as well as proxy solicitors engaged by Monolithic Power Systems, Inc., to communicate about Proposal Three – Advisory Vote on Named Executive Officer Compensation for the 2014 Annual Meeting of Stockholders to be held on June 12, 2014, and may be sent to certain stockholders. This information supplements information contained in our definitive 2014 proxy statement dated April 30, 2014. This information may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

As noted on page 18 of our proxy statement for the 2014 Annual Meeting of Stockholders, our compensation practices are built in part on stockholder feedback and request. We maintain year round conversations with our stockholders, and in response to these discussions over the past few years, we have made a number of improvements to our executive compensation policies and programs, which we believe have supported our financial and strategic successes since 2011.

As part of our proxy solicitation process this spring, we have heard from a number of our stockholders, and we greatly appreciate this feedback. In response to some feedback given about the vesting terms of our equity compensation program, and after careful consideration, our executive management team has submitted its strong recommendation to our compensation committee and board of directors to lengthen, by one year, the vesting schedule of the 2 year time-based restricted stock units that were granted to our executive officers in early 2014. Specifically, our executive officers have volunteered to agree to amendments to these non-performance based restricted stock units granted in 2014 to extend the time-based vesting schedule from 2 years to 3 years, with the extension applicable to the unvested units, so that the unvested portion will vest in equal quarterly tranches through the third anniversary of the grant date. We hope this voluntary commitment demonstrates our continued willingness to listen to and engage in good faith with our stockholders.